UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2023

Nuburu, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39489	85-1288435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7442 S Tucson Way Suite 130
Centennial, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 767-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BURU	NYSE American LLC
Redeemable warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	BURU WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 13, 2023, Nuburu, Inc. (the “Company”) entered into a Note and Warrant Purchase Agreement (“Purchase Agreement”) with the lenders identified therein (the “Lenders”) providing for a loan with an aggregate principal amount of $5.5 million (the “Loan”). An affiliate of the Company’s executive chairman and two principals of Anzu Partners, a holder of approximately 26% of the outstanding common stock and 45% of the outstanding preferred stock, are included among the Lenders. The Loan includes zero-interest promissory notes issued with a 10% original issue discount, which will mature on the earlier of the Company closing a credit facility in principal amount of at least $20 million, a Sale Event (as defined in the Purchase Agreement), a sale of securities in excess of $10 million (subject to certain exceptions), or twelve months after issuance (the “Notes”).

The Notes contain customary events of default and are secured by the Company’s patent portfolio pursuant to a security agreement among the parties (the “Security Agreement”). Following acceptance by the NYSE of the Company’s supplemental listing application, the Company will also issue to the holders of Notes warrants exercisable for an amount of the Company’s common stock, par value $0.0001 per share (“Common Stock”), equal to 100% of the Note principal, which will be exercisable for $0.25 per share of Common Stock, have a 5-year term, and may be repurchased by the Company when the trading price of its Common Stock exceeds $1.50 for 20 out of any 30 consecutive trading days. If the Notes have not been repaid within six or nine months after issuance, the Notes will begin to bear interest (at the SOFR rate plus 9% and at the SOFR rate plus 12%, respectively) and an additional 25% warrant coverage will be provided at each such date, with a per share exercise price equal to 120% of the trading price of the Common Stock at the time of issuance and a redemption right in favor of the Company when the trading price of the Common Stock is greater than 200% of the applicable exercise price for 20 out of any 30 consecutive trading days. Shares of Common Stock issuable upon exercise of the warrants will be limited to an aggregate of 19.9% of the Company’s outstanding Common Stock until such time as the transaction is approved by the Company’s stockholders.

Pursuant to a registration rights agreement among the Company and the Lenders, the Company intends to register the Common Stock underlying the warrants no later than February 1, 2024. The parties to the Purchase Agreement also entered into an intercreditor and subordination agreement with the holders of the Company’s senior secured convertible notes, which notes will now be secured pursuant to the Security Agreement and rank senior in priority to the Notes.

The description above is a summary and is qualified in its entirety by the complete text of the Purchase Agreement, the form of Note, the form of warrant, the Security Agreement, the registration rights agreement, and the intercreditor and subordination agreement, which will be filed with the Commission.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information from Item 1.01 is incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information from Item 1.01 is incorporated by reference. The issuance of securities was exempt from registration requirements pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”), as the securities were offered and sold solely to accredited investors in a private placement that did not involve any form of general solicitation.

Item 7.01 Regulation FD Disclosure.

On November 14, 2023, the Company issued a press release, which is attached hereto as Exhibit 99.1.

The information furnished in this Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release, dated November 14, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuburu, Inc.

Date:	November 15, 2023	By:	/s/ Brian Knaley
		Name: Title:	Brian Knaley Chief Executive Officer